Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contura Announces 2019 Guidance

BRISTOL, Tenn., January 24, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced production, cost of sales and operational guidance for full-year 2019.

“Through the completion of our recent merger with Alpha Natural Resources, Contura’s operational scale, production flexibility, and experienced workforce combine to create the premier met coal supplier in the U.S., complemented by a cost-effective eastern thermal coal portfolio,” said Kevin Crutchfield, chief executive officer. “Contura is well positioned within both domestic and international markets for an active and successful 2019.”

The company expects total 2019 coal shipments to be in the range of 24.6 million to 26.7 million tons across all operations, including 12.2 million to 12.8 million tons of captive Central Appalachia (CAPP) metallurgical coal, 4.6 million to 5.2 million tons of CAPP thermal coal, and 1.0 million to 1.5 million tons of metallurgical coal through its Trading and Logistics segment. Northern Appalachia (NAPP) shipments, sold primarily into thermal markets, are anticipated to be between 6.8 million and 7.2 million tons.

As of January 7, 2019, approximately 40% of the midpoint of anticipated 2019 CAPP metallurgical coal shipments were committed and priced at an average expected per-ton realization of $123.10, with an additional 26% committed and either unpriced or priced based on various indices. Based on the midpoint of guidance, 90% of anticipated 2019 NAPP coal shipments were committed and priced at an average expected per-ton realization of $43.10 and the CAPP thermal segment had 81% of its anticipated 2019 shipments committed and priced at $54.60 per ton.

Contura expects its 2019 CAPP metallurgical coal segment cost of coal sales per ton to range from $79.00 to $83.00 and CAPP thermal coal cost of sales to be between $50.00 and $54.00 per ton, excluding idle costs. NAPP cost estimates are projected to be between $34.00 and $37.00 per ton. Additionally, costs related to the company’s idle operations are expected to be between $26 million and $30 million for full-year 2019.

340 Martin Luther King Jr. Blvd. | P.O. Box 848 | Bristol, TN 37620 | 423.573.0300 | conturaenergy.com

The margin from Contura’s Trading and Logistics platform is expected to average $8.00 to $12.00 per ton for the full-year 2019.

Contura’s capital expenditures for 2019 are expected to be in the range of $170 million to $190 million, including approximately $60 million planned for growth projects and reserve replacement. SG&A cost is estimated at $50 million to $60 million, including annual incentive bonuses, but excluding one-time and non-recurring items and stock compensation. The company expects 2019 cash interest expense to be between $40 million and $44 million. Depreciation, depletion and amortization for 2019 will be provided after the purchase price allocation on the merger is completed.

2019 Full-Year Guidance

in millions of tons	Low	High
CAPP - Met	12.2	12.8
CAPP - Thermal	4.6	5.2
NAPP	6.8	7.2
Total Production	23.6	25.2

Contura Trading & Logistics	1.0	1.5

Total Shipments	24.6	26.7

Committed/Priced[1,2,3]	Committed	Average Price
CAPP - Met[4]	40%	$123.10
CAPP - Thermal[4]	81%	$54.60
NAPP	90%	$43.10

Committed/Unpriced[1,3]	Committed
CAPP - Met[4]	26%
CAPP - Thermal[4]	3%
NAPP	8%

Costs per ton	Low	High
CAPP - Met	$79	$83
CAPP - Thermal	$50	$54
NAPP	$34	$37

Margin per ton	Low	High
Contura Trading & Logistics	$8	$12

In millions (except taxes)	Low	High
SG&A5	$50	$60
Idle Operations Expense	$26	$30
Cash Interest Expense	$40	$44
Capital Expenditures	$170	$190
Tax Rate	0%	5%

340 Martin Luther King Jr. Blvd. | P.O. Box 848 | Bristol, TN 37620 | 423.573.0300 | conturaenergy.com

Notes:

1.	Based on committed and priced coal shipments as of January 7, 2019. Committed percentage based on the midpoint of shipment guidance range.

2.
Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.

3.	Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	CAPP committed tons and price information represents captive Contura production and does not include Trading and Logistics.

5.	Excludes expenses related to non-cash stock compensation, merger-related expenses and non-recurring business development expenses.

Conference Call

The company plans to hold a conference call regarding its 2019 outlook on January 24, 2019, at 11:00 a.m. EST. The conference call will be available live on the investor section of the company’s website at https://investors.conturaenergy.com/investors. Analysts who would like to participate in the conference call should dial 866-393-4306 (domestic toll-free) or 734-385-2616 (international) approximately 10 minutes prior to the start of the call.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

340 Martin Luther King Jr. Blvd. | P.O. Box 848 | Bristol, TN 37620 | 423.573.0300 | conturaenergy.com

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.573.0396

MEDIA CONTACTS
corporatecommunications@conturaenergy.com

Rick Axthelm
423.573.0304

Emily O’Quinn
423.573.0369

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340 Martin Luther King Jr. Blvd. | P.O. Box 848 | Bristol, TN 37620 | 423.573.0300 | conturaenergy.com